PHYSICAL STATISTICS
	IQ	IIQ	IIIQ	IVQ	IQ	IIQ	IIIQ	IVQ
	2005	2005	2005	2005	2006	2006	2006	2006

Total lines in service at the end of period	2,437,542	2,456,807	2,475,007	2,440,827	2,418,073	2,338,444	2,235,686	2,215,629
Average number of lines in service (quarterly)	2,432,777	2,446,081	2,467,791	2,458,775	2,427,188	2,383,563	2,292,203	2,223,791
Flexible plans (number of lines)	732,043	845,932	964,275	1,054,205	1,149,483	1,215,721	1,266,261	1,324,597
Number of lines installed (1)	3,048,719	3,038,008	3,019,735	3,007,432	3,015,516	3,017,825	3,018,744	3,021,487
Public telephones in service at end of period	27,999	27,002	25,593	24,143	23,465	22,698	22,901	22,295
Effective minutes of local traffic measured by second (million)	2,969	3,105	3,032	2,906	2,550	2,552	2,375	2,167
DLD traffic (thousands of minutes)	153,439	155,179	149,349	143,691	144,003	133,179	134,255	130,704
Outgoing ILD traffic (thousands of minutes)	15,636	16,964	16,684	16,298	17,350	16,560	16,483	17,730
Access charge traffic (thousands of minutes)	934,998	941,730	866,947	833,640	790,043	749,694	717,092	675,766
Number of lines connected	88,778	96,577	89,579	83,154	97,695	87,421	93,065	105,822
Number of CTC's employees (end of period) (2)	2,875	2,912	2,946	2,945	2,724	2,762	2,842	2,973
Number of subsidiaries' employees (end of period) (2)	972	986	974	965	822	676	677	687
TV customers (end of period)	-	-	-	-	-	10,423	52,380	94,209
ADSL connections (end of period)	221,880	247,551	268,344	314,177	356,986	419,040	464,764	495,479
(1) Includes circuits and ISDN lines in order to indicate the real capacity of the network.
(2) It is included the permanent personnel plus personnel with fixed term contracts.

ANNUAL VARIATION
	IQ	IIQ	IIIQ	IVQ	IQ	IIQ	IIIQ	IVQ
	2005	2005	2005	2005	2006	2006	2006	2006

Total lines in service at the end of period	0.7%	2.5%	3.2%	0.6%	-0.8%	-4.8%	-9.7%	-9.2%
Average number of lines in service (quaterly)	0.8%	1.6%	3.0%	2.1%	-0.2%	-2.6%	-7.1%	-9.6%
Flexible plans (number of lines)	-	-	-	-	57.0%	43.7%	31.3%	25.6%
Numbers of lines installed	0.3%	-0.1%	-0.7%	-1.2%	-1.1%	-0.7%	0.0%	0.5%
Public telephones in service at the end of period	-14.4%	-14.3%	-15.7%	-23.4%	-16.2%	-15.9%	-10.5%	-7.7%
Effective minutes of traffic measured by second (million)	-12.9%	-10.5%	-13.2%	-14.1%	-14.1%	-17.8%	-21.7%	-25.4%
DLD traffic (thousands of minutes)	-8.6%	-8.2%	-9.2%	-11.5%	-6.1%	-14.2%	-10.1%	-9.0%
Outgoing ILD traffic (thousands of minutes)	-7.7%	-2.7%	0.9%	1.3%	11.0%	-2.4%	-1.2%	8.8%
Access charge traffic (thousands of minutes)	-22.2%	-22.2%	-27.1%	-22.2%	-15.5%	-20.4%	-17.3%	-18.9%
Number of lines connected	7.9%	18.0%	15.0%	-17.9%	10.0%	-9.5%	3.9%	27.3%
Number of CTC's employees (end of period)	-5.1%	-2.0%	1.0%	4.6%	-5.3%	-5.2%	-3.5%	1.0%
Number of subsidiaries' employees (end of period)	-45.1%	-44.4%	-1.5%	3.9%	-15.4%	-31.4%	-30.5%	-28.8%
TV Customers (end of period)	-	-	-	-	-	-	-	-
ADSL connections (end of period)	55.0%	50.5%	48.7%	56.5%	60.9%	69.3%	73.2%	57.7%

Última actualización 26/01/07
Por Telefónica CTC Chile